EXHIBIT 10.13

LONG TERM INCENTIVE AWARD AGREEMENT
This LONG TERM INCENTIVE AWARD AGREEMENT (“Agreement”) made as of the date shown below by and between Innophos Holdings, Inc., a Delaware corporation (the “Company”), and the individual named on the signature page hereof (“the Participant”).
Introductory Statement
This Agreement sets forth the terms and conditions under which the Participant is awarded (i) options to purchase (referred to individually as an “Option” and collectively as the “Options”) shares of the Company’s Common Stock, par value $0.001 per share (“Common Stock”) and (ii) Restricted Shares, in each case pursuant to the Company’s 2009 Long-Term Incentive Plan (the “Plan”). Shares of Common Stock issued upon exercise of Options are referred to as “Option Shares.” Collectively, Option Shares and Restricted Shares are sometimes referred to as “Shares.” The Options and/or Restricted Shares granted hereunder are collectively referred to as the “Awards.”
Capitalized terms used in this Agreement without definition therein are intended to have the meanings given to those terms in the Plan.
Agreements:

1.	Grant of Awards.

a.	Option Grants. The Company grants to the Participant Options as set forth on Schedule A attached to this Agreement and made a part hereof.

b.	Award of Restricted Shares. The Company awards to the Participant the number of Restricted Shares set forth on Schedule B attached to this Agreement and made a part hereof.
2.Certain Definitions. For purposes of this Agreement:

a.
“Good Reason” shall mean, in the absence of a written consent of the Participant, that term (or its functional equivalent) only as defined in any employment or severance agreement between the Participant and the Company or any Subsidiary in effect at the applicable time.

b.
“Constructive Termination Event” shall mean, in the absence of a written consent of the Participant, and notwithstanding the applicability at the time of any employment or severance agreement between the Participant and the Company or any Subsidiary, so long as such agreement does not contain a definition of “Good Reason,” any one or more of the following:  (i) a significant and non-temporary change in the Participant’s general job description or duties of a magnitude that changes the fundamental character of the Participant’s job to such an extent as to constitute a de facto demotion, excluding for this purpose any action not taken in bad faith that (x) results from the evaluation of individual job performance, (y) is part of any overall restructuring involving similarly situated employees generally, or (z) is remedied on the part of the employer promptly after receipt of notice thereof;  (ii) any material reduction in the Participant’s base salary or target bonus outside the range of percentages for the respective position, excluding reductions (x) due to economic exigency affecting the Company and/or its subsidiaries, (y) that result from the evaluation of individual job performance or (z) that are made generally applicable to the classification or grade of employees of whom the Participant is a member, other than a reduction not occurring in bad faith and which is remedied on the part of the employer promptly after receipt of notice thereof; or  (iii)  requiring  the Participant to relocate his or her principal business location more than 50 miles from the farther of his residence or his or her principal business location as of the date of the Change in Control.

3.Schedules Form Part of Agreement. Schedules attached to this Agreement (including their respective attachments, if any) form an integral part of this Agreement and are incorporated herein by reference. In the event of any inconsistency between any schedule and the remainder of this Agreement, the text of the schedule in question (including any calculation) shall be deemed to control. The Awards are being made in consideration, among other things, of the Participant’s compliance with the terms of the schedules. Notwithstanding the foregoing, this Agreement and all schedules are governed by the terms of the Plan; provided, however, where the Plan permits the terms of this Agreement to differ from any Plan provision, the terms of this Agreement shall be deemed control the rights of the parties as to that provision.
4.Continuity of Shares and Adjustments. For all purposes of this Agreement, Option Shares include shares of Common Stock and the Company’s capital stock of any class or series issued with respect to Common Stock by way of a stock split, stock dividend, reclassification or other recapitalization to the fullest extent permitted by the Plan. The exercise price of Options granted under this Agreement and the number of Option Shares issuable in respect of Options shall be subject to equitable adjustment by the Company as a result of any of the events referred to in this section or those determined in the absolute discretion of the Company to be analogous thereto.
5.Non-Transferability Awards. The Awards are personal to the Participant and may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated (a “Transfer”) other than by will or by the laws of descent and distribution, except to the extent specifically provided in the Plan. Only the Participant or the Participant’s permitted representatives are entitled to exercise Options or any similar right. If any non-permitted Transfer, whether voluntary or involuntary, of an Award is made or attempted, or if any attachment, execution, garnishment, or lien shall be issued against or placed upon any Award, the Participant’s right to such property shall be forfeited immediately to the Company, and this Agreement shall lapse as to such property. Notwithstanding the previous sentence, the Participant’s obligations under this Agreement shall survive any such forfeiture and lapse.
No Rights as to Relationship. This Agreement shall not confer upon the Participant any right to continuation of employment by the Company or any Subsidiary, nor will this Agreement interfere in any way with any such employer’s rights to terminate the Participant’s employment at any time. Awards, except where Common Stock is already issued, shall confer no rights on the Participant as a stockholder until such time as the related Shares are issued. For employees of subsidiaries in non-U.S. jurisdictions, the additional following language applies to this section:

6.
“By signing this Agreement, any Participant who is employed by a Subsidiary and renders personal services to that Subsidiary agrees that this Agreement and the Plan do not create any form of labor relationship between such Participant and the Company, as the rights granted under this Agreement is a consequence of the personal relationship between the Participant and the Subsidiary.”

7.Tax and Stock Withholding. The Company shall have the power and the right to deduct or withhold, or require the Participant or the Participant’s beneficiary to remit to the Company, an amount sufficient to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Agreement. With respect to withholding required upon any taxable event arising as a result of Awards granted hereunder, the Company may satisfy the tax withholding requirement by withholding Shares having a Fair Market Value equal to the total minimum statutory tax required to be withheld on the transaction. The Participant agrees to pay to the Company and/or its Subsidiaries any amount of tax that the Company or such Subsidiary may be required to withhold as a result of the Participant’s participation in the Plan that is not or cannot be satisfied by the means previously described. For any Participant who is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code who is entitled to a payment or settlement of Award that constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code as a result of the such Participant’s “separation from service” from the Company within the meaning of Treas. Reg. 1.409A-1(h), such payment or settlement shall be made upon the later of (a) the payment or settlement date set forth in the applicable schedule or (b) the date that is six months after such separation from service” from the Company or, if earlier, the Participant’s date of death.
8.Share Issuances and Sales Subject to Requirements of Law.

a.
The Awards under the Plan and the issuance of Shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

b.
The Participant understands and acknowledges that federal and state securities laws govern and restrict the Participant’s right to offer, sell or otherwise dispose of Shares, unless that offer, sale or other disposition thereof is registered under the Securities Act of 1933 (the “1933 Act”) and state securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. The Participant agrees that he or she will not offer, sell or otherwise dispose of Shares in any manner that would: (i) require the Company to file any registration statement (or similar filing under state law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the 1933 Act, the rules and regulations promulgated thereunder or any other state or federal law. The Participant further understands that the certificates for Shares that the Participant receives will bear such legends as the Company deems necessary or desirable in connection with the 1933 Act or other rules, regulations or laws.

9.Amendments to Agreement. The Company may terminate, amend, or modify this Agreement; provided, however, that any amendment and/or termination of this Agreement will not subject amounts payable under this Agreement to penalties and interest under Code Section 409A. Additionally, no such termination, amendment, or modification of this Agreement may in any way adversely affect the Participant’s rights under this Agreement, without the Participant’s written approval.
10.Administration. This Agreement and the Participant’s rights hereunder are subject to all the terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan. It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement.
11.Notices. Any notice given in connection with this Agreement must be in writing and must be personally delivered, received by certified mail, return receipt requested, or sent by guaranteed overnight delivery service to the parties at the addresses indicated below:
If to the Company/Committee, to:
Innophos Holdings, Inc.
259 Prospect Plains Road, Building A
Cranbury, NJ 08512
Attn: Senior Vice President-Human Resources

If to the Participant, to:
The address set forth on the signature page of this Agreement or such other addresses or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice will be deemed to have been given when so delivered or mailed. Notwithstanding any other provision of this Agreement, notices to Participants may be given effectively hereunder to the extent and at the time materials are posted on a website pursuant to a system maintained by the Company for purposes of administering the Plan to which Participants are afforded individual, secure access and are notified from such website or system of events pertaining to them.

12.	Participant’s Representations and Warranties. The Participant represents and warrants to the Company that:

a.
This Agreement and all schedules constitute the legal, valid and binding obligation of the Participant, enforceable against the Participant in accordance with its terms, and the execution, delivery and performance of this Agreement by the Participant does not and will not conflict with, violate or cause a breach of any agreement, contract or instrument to which the Participant is a party or any judgment, order or decree to which the Participant is subject;

b.
Giving effect to all equity securities of the Company owned beneficially by the Participant, the Participant, as of the date hereof, does not own stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any parent or Subsidiary of the Company; and

c.	The Participant will review all disclosure materials provided by the Company in connection with the offering of Shares to the Participant under the 1933 Act.
13.Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any such provision is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction.
14.Complete Agreement and Certain Priorities. This Agreement and the Plan embody the complete agreement and understanding between the parties with respect to the Awards and supersede and preempt any prior understandings or agreements between the parties, written or oral, with regard to that subject matter. In the event any Schedule to this Agreement pertains to obligations of the Participant as an employee, other agent or contractor regarding confidentiality or restrictions relating to employment, proprietary rights, competition and other employment-related practices, this Agreement shall be deemed to supersede any prior or subsequent understanding or agreement between the Company and the Participant as to that subject matter only to the extent that the provisions, if any, set forth in this Agreement are more restrictive upon the Participant than such other understanding or agreement.
15.Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile or electronically by a method deemed reliable by the Company), each of which will be deemed to be an original and all of which taken together will constitute one and the same agreement.
16.Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Participant and the Company and their respective successors and assigns, including without limitation as to the Company whether the existence of such successor or assign is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company and as to the Participant whether such successor or assign results from the laws of descent and distribution; provided, that the Participant may not assign any of his or her rights or obligations, except as expressly provided by the terms of the Agreement or the Plan.
17.Governing Law. The corporate law of the State of Delaware will govern all issues concerning the relative rights of the Company and its stockholders. All other issues concerning the enforceability, validity and binding effect of this Agreement will be governed by, and construed in accordance with, the laws of the State of New Jersey, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the law of any jurisdiction other than the State of New Jersey.
18.Enforcement Matters.

a.
Except as may be otherwise provided in this Agreement, all disputes and controversies arising under or in connection with this Agreement shall be settled by arbitration conducted in accordance with the arbitration procedures described in this section. Except as otherwise provided in the JAMS’ Comprehensive Arbitration Rules and Procedures as in effect from time to time (the “JAMS Rules”), the arbitration procedures described in this section and any Final Arbitration Award (as defined below) will be governed by, and will be enforceable pursuant to, the Uniform Arbitration Act as in effect in the State of New Jersey from time to time. Arbitral proceedings initiated hereunder shall take place in Cranbury, NJ, or another place agreeable to the parties to the dispute, before a single arbitrator who is agreeable to such parties. If the parties are unable to agree on an arbitrator within a reasonable period of time, an arbitrator shall be selected in accordance with the JAMS Rules. The arbitration (including discovery) will be conducted under the JAMS Rules, as the same may be modified by any written agreement between the parties to the dispute. The arbitrator will conduct the arbitration in a manner so that the final result, determination, finding, judgment or award determined by the arbitrator (the “Final Arbitration Award”) is made or rendered as soon as practicable, and the parties to the dispute will use reasonable efforts to cause a Final Arbitration Award to occur within ninety (90) days after the arbitrator is selected. Any Final Arbitration Award will be final and binding upon the parties to the dispute, and there will be no appeal from or reexamination of any Final Arbitration Award, except in the case of fraud or perjury or misconduct by the arbitrator prejudicing the rights of any party to the dispute or to correct manifest clerical errors. A Final Arbitration Award may be enforced in any state or federal court having jurisdiction over the subject matter of the dispute. Each party to the dispute shall bear and be solely responsible for all costs and expenses (including fees and disbursements of counsel) incurred by such party in connection with any arbitration conducted hereunder, and the costs and expenses of the arbitrator shall be borne 50% by the Company and 50% by the Participant.

b.
Except to the extent required by subsection a., for the purpose of litigating disputes that arise under this Agreement, the parties hereby consent to exclusive jurisdiction and agree that such litigation will be conducted in the federal or state courts of the State of New Jersey sitting in and for the county wherein the headquarters of the Company is located at the time. To effect the foregoing, the Participant hereby subjects himself or herself to the in personam jurisdiction of such courts and waives all objections as to improper venue for such forum posited as provided in the preceding sentence.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written below.

Date:
INNOPHOS HOLDINGS, INC.

By:
Name:
Title:

PARTICIPANT

Name:

Signature

Address:

Telephone:

E-mail:

SCHEDULE A
to
Long Term Incentive Award Agreement

(OPTIONS)

Name of Participant:

1.	Name of Governing Plan: 2009 Long-Term Incentive Plan
2.Number of Option Shares:
3.Option Price:
4.Grant Date:
5.Type:
6.Vesting/Exercisability:
One-third of the Options shall vest and become exercisable on each of March 31, _____, _____, and ____, provided the Participant has been employed by, or served in the designated position with, the Company or any of its Subsidiaries from the date of this Agreement continuously (excepting agreed upon leaves of absence and short-term disabilities not constituting a break in service) through each such vesting date. In the case of any Participant whose Option Shares continue to vest after termination of employment (such as upon certain retirements) such continued vesting shall be conditioned on and subject to continued satisfaction of the obligations set forth in Schedule C and additionally, if applicable, in Attachment A.

7.	Change in Control
If (i) the Participant has been in active service with the Company or a Subsidiary from the date of this Agreement until the occurrence of a Change in Control and (ii) either (A) (x) the Participant’s service is terminated by the Company or a Subsidiary other than for Cause, (y) the Participant’s service is terminated by the Participant for Good Reason, or (z) there occurs a Constructive Termination Event with respect to the Participant’s employment, in any case within two years after the effective date of such Change in Control, or (B) the Company is not the surviving entity following the Change in Control and the surviving entity does not directly or through another entity assume or retain all outstanding obligations under the Plan upon consummation of the restructuring plan resulting in the disappearance of the Company, all Options that have not yet become vested or exercisable shall become vested and exercisable at the first to occur of such events under (A) or (B).

8.	Expiration Date(s): The Options will expire on the earliest to occur of:

a.	The tenth (10th) anniversary of the Grant Date

b.	Post-termination Days for Exercise: See Attachment A

c.	Change in Control Period: See Attachment A
9.Rules and Procedures for Exercise:
Any exercise of an Option must comply with the terms and conditions respecting exercise set forth in the Plan, this Agreement and any forms and other documents established by the Committee for use in exercising Options.
Attachment A
Option Terms

Provision	Terms of Grant
Option Price	Fair Market Value (closing price) on date of grant.
Option Type	Non-qualified (non-statutory) stock option.
Expiration Date	10 year term from date of grant, unless otherwise specified. No vesting or timing of exercise provision can extend the term.
Vesting
1/3, 1/3, 1/3 on March 31st of each year following the year of the date of grant, subject to continuous service, except as noted for special circumstances herein or as otherwise required by any employment contract. Unvested options will be forfeited.

Exercise	Any time after vesting during the term.
Death	Immediate full vesting of all options. Options expire and must be exercised within one year of death.
Disability	Immediate full vesting of all options. Options expire and must be exercised within one year of disability termination.
Retirement	Vesting continues over the normal period specified in the grant. Options expire and must be exercised within three years of retirement.
"Good Reason" and other non- cause terminations	Vesting ends with effective date of termination. Options expire and must be exercised within 90 days of termination.
Termination for Cause	Vesting ends with effective date of termination. Options expire and must be exercised within 30 days of termination.
Exception for Continued Vesting
The conditions of the non-compete (see below) and availability for assistance in legal proceedings will extend throughout the vesting cycle. Violations of the non-compete or failure to assist will result in forfeiture of all options that are not vested.

Change in Control
Modified “Double Trigger Basis.” All options accelerated to vest as of the date of a (A) a “Change in Control” as defined in the 2009 LTIP, plus either (i) actual termination without cause or (ii) “good reason” termination which is to be made available to all participants for purposes of 2009 LTIP awards, or (B) a “Change in Control” as defined in the 2009 LTIP in the event that an acquirer does not assume all outstanding obligations under the 2009 LTIP. Options remain exercisable over the full term.

Disposition	Options are non-transferable. Stock received upon exercise may be sold or disposed of as permitted by law or Company policy applicable to the employee.
Non-Compete	12 month non-compete period following termination

SCHEDULE B
to
Long Term Incentive Award Agreement
(RESTRICTED SHARES)

Name of Participant:

1.	Name of Governing Plan: 2009 Long-Term Incentive Plan
2.Number of Restricted Shares:
3.Conditions to Vesting, Lapse of Forfeiture or Delivery:
One-third of the Restricted Shares vest on each of March 31, __________, _______ and ______, provided the Participant has been employed by, or served in the designated position with, the Company or any of its Subsidiaries from the date of this Agreement continuously (excepting agreed upon leaves of absence and short-term disabilities not constituting a break in service) through each such vesting date. In the case of any Participant whose Restricted Shares continue to vest after termination of employment (such as upon certain retirements), such continued vesting shall be conditioned on and subject to continued satisfaction of the obligations set forth in Schedule C and additionally, if applicable, in Attachment B.

4.	Change in Control:
If (i) the Participant has been in active service with the Company or a Subsidiary from the date of this Agreement until the occurrence of a Change in Control and (ii) (x) the Participant’s service is terminated by the Company or a Subsidiary other than for Cause, (y) the Participant’s service is terminated by the Participant for Good Reason, or (z) there occurs a Constructive Termination Event with respect to the Participant’s employment, in any case within two years after the effective date of such Change in Control, then all other conditions to vesting of Restricted Shares shall be deemed to have been satisfied, all forfeiture restrictions shall lapse, and all Restricted Shares covered by this Agreement, to the extent not previously vested, shall vest in the Participant.

5.	Issuance of Shares:
Restricted Shares shall be issued to the Participant as soon as practicable following the award, and, upon issuance, shall constitute duly and validly issued and outstanding Shares of the Company, fully paid and non-assessable, subject only to the effectiveness of this Agreement. Shares for which restrictions do not so lapse as and when provided in this Schedule B shall be forfeited back to the Company, and, thereafter, the Participant shall have no further property rights in, or claims to, such Shares.

6.	Record Holder:
Restricted Shares shall be issued and registered in the name of the Participant. Prior to any forfeiture of Restricted Shares, the Participant shall be treated as the holder of record of such Shares for all purposes under applicable corporate law, including receiving all dividends and other distributions to which such holders are entitled and receiving notice of, and voting on or consenting to, all matters which are properly submitted to the stockholders of the Company for determination by them.

7.	Shares Held in Escrow:
Unless otherwise permitted by the Committee, Restricted Shares shall be held by the Company or its agents in escrow for delivery to the Participant upon the lapse of all risks of forfeiture relating to such Shares (or portions thereof) and the satisfaction of all other conditions, if any, to delivery of such Shares. Delivery of such Shares from escrow shall be in such form and with such further restrictions as the Company may reasonably require as necessary to comply with applicable law.
The Participant acknowledges that the Participant may be eligible to file an election with the Internal Revenue Service under Section 83(b) of the Internal Revenue Code within 30 days following the date of grant of Restricted Shares, and that failure to do so may irrevocably affect the tax treatment of the Restricted Shares granted to the Participant.
Attachment B
Restricted Stock Terms

Provision	Terms of Grant
Escrow	Shares will be issued as of date of grant and held in escrow until vested. Generally, distribution will be made after vesting.
Stockholder Rights
Voting and dividend rights extend to all shares regardless of vesting while held in escrow. Cash dividends will be passed through as declared and paid, and other dividends and property resulting from shares will be held in escrow with shares pending distribution. Property not distributed prior to any forfeiture will be forfeited along with shares.

Vesting
1/3, 1/3, 1/3 on March 31st of each year following the year of the date of grant, subject to continuous service to date of vesting, except as noted for special circumstances herein and any specific requirements of employment agreements. Shares that do not vest will be forfeited.

Retirement	Vesting continues over the normal course.
Termination without Cause or Termination for “Good Reason”	Vesting continues until the end of the calendar year in which the event occurs.
Death and Disability	Immediate vesting as of the date of the event.
Voluntary Termination (Quit) or Termination for Cause	Vesting ceases with effective date of event.
Exception for Continued Vesting
The conditions of the non-compete (see below) and availability for assistance in legal proceedings will extend throughout the vesting cycle. Violations of the non-compete or failure to assist will result in forfeiture of all shares that are not vested.

Change in Control
Modified “Double Trigger Basis.” Unvested shares vest upon the date of a (A) a “Change in Control” as defined in the 2009 LTIP, plus either (i) actual termination without cause or (ii) “good reason” termination which is to be made available to all participants for purposes of 2009 LTIP awards, or (B) a “Change in Control” as defined in the 2009 LTIP in the event that an acquirer does not assume all outstanding obligations under the 2009 LTIP.

Restriction on Disposition
Generally, for active employees, stock sales or pledges/liens are restricted for one year after vesting, net of permitted sales for required taxes. Sales also may be made to the extent employees subject to the Company’s Executive Stock Ownership Policy remain in compliance with the applicable guidelines, and for employees not covered by that Policy, if total stock ownership values of a minimum of 0.5X of base salary is held.

Non-Compete	12 month noncompete period following termination.
Clawback	All awards, regardless of vesting or distribution, will be subject to any “clawback” required by law or adopted by the Board of Directors.

SCHEDULE C
to
Award Agreement
Restrictive Covenants and Enforcement

1.	Noncompete Period.

The term “Noncompete Period” shall mean the period (i) commencing on the date the Participant’s employment or similar relationship with the Company and its Subsidiaries or other entities controlled directly or indirectly by either (collectively, “controlled affiliates”) began and (ii) ending twelve months after the date on which the Participant’s employment or similar relationship with the Company or any of its controlled affiliates is effectively terminated by either party and for any reason.

2.	Confidential Information.

a.
The Participant acknowledges that the information, observations and data, including trade secrets, obtained by the Participant while employed or retained by the Company and its controlled affiliates concerning their business and affairs (collectively, “Confidential Information”) are the property of those entities. Therefore, the Participant agrees that, except as required by law, court order or other legal process, including, but not limited to, depositions, interrogatories, court testimony, arbitration, and the like, the Participant shall not disclose to any unauthorized person or use for his own purposes any Confidential Information without the prior written consent of the Company’s Board of Directors (which may delegate to an authorized officer authority to give such consent), unless and to the extent that: (i) the Confidential Information becomes generally known to and available for use by the public or generally known in the industry other than as a result of the Participant’s acts or omissions or (ii) the Participant discloses such information to third parties with whom the Company or its affiliates have entered into a non-disclosure agreement and such disclosure is made in the ordinary course performance of the Participant’s duties and responsibilities to the Company and its affiliates. The Participant shall deliver to the Company at the termination of his employment or other similar relationship, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to the Confidential Information, Work Product (as defined below) or the business of the Company and its controlled affiliates which the Participant may then possess or control, provided that the Participant may retain a copy of contact information consisting of names, telephone numbers and other contact details relating to outside parties so long as the Participant does not use such material in a manner that is otherwise prohibited by this Agreement.

b.
The Participant represents and warrants to the Company that the Participant took nothing with him that belonged to any former employer when the Participant left his prior position or that the Participant has nothing that contains any information which belongs to any former employer that the Participant is not entitled to have or use for the benefit of the Company and its controlled affiliates. If at any time the Participant discovers that the foregoing statement is incorrect, the Participant shall promptly return any such materials to the Participant’s former employer or obtain any necessary consent. The Participant understands that Company does not want any such materials, and that the Participant will not be permitted to use or refer to any such materials in the performance of the Participant’s duties.

3.Intellectual Property, Inventions and Patents
The Participant acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which (i) relate to the Company’s or any of its controlled affiliate’s actual or anticipated business, research and development or existing or future products or services and (ii) are conceived, developed or made by the Participant (whether individually or jointly with others) while employed by the Company or its affiliates or their predecessors in interest (collectively, “Work Product”), belong to the Company or such affiliate, as the case may be. The Participant shall disclose Work Product promptly to the Company or the applicable affiliate in the manner required under procedures established by those entities and, at the expense of the Company or applicable affiliate, as the case may be, perform all actions reasonably requested on behalf of any such entity (whether during or after any period of employment or engagement) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).

4.	Non-competition; Non-solicitation.

a.
Non-competition. The Participant acknowledges that, during the course of the Participant’s employment or similar engagement with the Company and its controlled affiliates (including their respective predecessors in interest), the Participant has or will become familiar with the trade secrets of, and other Confidential Information concerning, those entities and that the Participant’s services have been, and are reasonably expected to be, of special, unique and extraordinary value to the Company and its affiliates. As a result, the Participant agrees that, during the Noncompete Period, the Participant shall not directly or indirectly own any interest in, manage, control, participate in, be employed by, consult with, render services for, or in any manner engage in any Competing Business within any geographical area in which the Company or any of its controlled affiliates engage or plan to engage in such businesses. Nothing herein shall prohibit the Participant from owning beneficially not more than 2% of any class of outstanding equity securities or other comparable interests of any issuer that is publicly traded, so long as the Participant has no active participation in the business of such issuer. For purposes hereof, the term “Competing Business” means any business that is engaged in the production, distribution or sale of products that compete with the products produced, distributed or sold by the Company or its controlled affiliates (or are in the process of being developed by such entities) as of the date on which the Participant’s employment or similar relationship with the Company or any of its controlled affiliates is effectively terminated. This restriction shall not prevent the Participant from working for a subsidiary, division, venture or other business unit (collectively a “Unit”) of a Competing Business so long as (i) such Unit is not itself a Competing Business, (ii) the Participant does not manage or participate in business activities or projects of any Unit that is a Competing Business, and (iii) the Participant otherwise strictly complies with the restrictive covenants contained in this schedule.

b.
Non-solicitation. During the Noncompete Period, the Participant shall not directly or indirectly through another person or entity: (i) induce or attempt to induce any executive or other key employee of the Company or any controlled affiliate to leave the employ of any of those entities, or in any way interfere with the relationship between the Company or any such affiliate and any such person; (ii) hire or offer to hire any person who was an executive or other key employee of the Company or any controlled affiliate at any time within the one year period prior to an offer of employment to such person; or (iii) induce or attempt to induce any customer, supplier, licensee, licensor, franchisee or other business relation of the Company or any controlled affiliate to cease doing business with any Company-affiliated entity, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Company-affiliated entity. The foregoing restriction will not preclude the Participant from (a) providing customary business references for Company executives or other key employees at their request, (b) being involved in a general solicitation to the public of general advertising, or (c) engaging or participating in solicitations by recruiting consultants not specifically targeted at the Company or its Subsidiaries or Affiliates.

5.Nature of Restrictive Covenants; Enforcement.

a.
For purposes of enforcement, the restrictive covenants contained in this schedule are independent of any other provision of this Agreement. As a result, the existence of any claim or right of set-off that the Participant may have or allege against the Company, whether based on this Agreement or otherwise, shall not prevent the enforcement of the covenants or be deemed to mitigate any harm suffered by the Company.

b.
Because the Participant’s services are unique (resulting in the Company’s need for the restrictions in this schedule) and because the Participant has access to Confidential Information, Work Product and other proprietary resources representing valuable assets of the Company, the parties agree that the Company and its affiliates would suffer irreparable harm from a breach or threatened breach by the Participant of the restrictions set forth in this schedule and that money damages would not be an adequate remedy for any such non-compliant conduct. Therefore, notwithstanding the methods prescribed elsewhere in this Agreement for the enforcement of its provisions, in the event of a breach or threatened breach of the restrictive covenants in this schedule, the Company (including its affected affiliates and their respective successors or assigns) in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions in this schedule (without posting a bond or other security, any requirement of which is waived by the Participant). In the event of any breach by the Participant of the restrictions set forth in this schedule, the Noncompete Period shall be tolled until such breach has been cured. If, at the time of enforcement, a court holds that restrictions contained in this schedule are unreasonable under circumstances then existing, the parties agree that the maximum period, scope or geographical area reasonable under such circumstances (or as otherwise allowed by governing law) are to be substituted for the stated period, scope or area provided in this schedule, and the restrictions are to be deemed reformed to that extent.
The Participant acknowledges that the restrictions contained in this schedule are reasonable and that the Participant has had the opportunity to review them and the other provisions of this Agreement with legal counsel and such other advisors as the Participant deems appropriate.

6.	Additional Post-employment Covenant(s)
The Participant acknowledges that the Option Grants and Awards of Restricted Shares under the Agreement comprise items of enduring and long-term value being issued by the Company to the Participant. Accordingly, to protect that long term value and in recognition of vesting terms of the Option Grants and Awards of Restricted Shares that, under circumstances provided in the Agreement, may extend beyond the actual service of the Participant as an employee, the Participant shall be obligated for any remaining vesting period applicable to Grants and Awards after the date of the Participant’s termination of service, at the Company’s request made reasonably in advance, to: (a) (i) maintain readiness for and cooperate with the Company and its Subsidiaries in connection with any legal proceedings in which the Participant is not (and is not likely to become) an adverse party individually, such cooperation to include, but not be limited to, meeting with attorneys, accountants and other experts, preparing for and attending depositions and attending hearings, trials or similar procedures to which the Company or any Subsidiary is a party (collectively, the “Proceedings”), and (ii) comply with the Company’s or such Subsidiary’s reasonable requests in connection with the Proceedings, and (b) during the pendency of the Proceedings, not to have any discussions, communications, or other contacts with any party or entity adverse to the Company or any Subsidiary or with the media, except (i) with the express written consent of the Company, or (ii) as otherwise required by judicial process, in which case the Participant shall be obligated to notify the Company in writing as much in advance as practicable of any such disclosure; provided, (a) the Participant shall be reasonably compensated by the Company for services to be provided (with rates not less than the hourly rate in effect for the Participant at the time of the Participant’s termination of service presumptively being deemed reasonable), (b) the reasonable expenses incurred by the Participant with respect to the Proceedings shall be fully reimbursed by the Company, and (c ) the number of hours of such service as are required in connection with the Proceedings shall not be unduly burdensome to the Participant (it being presumed that less than 20 hours in any one calendar month are not unduly burdensome).
The Participant acknowledges that failure to comply with the above covenants in this Schedule C can result, among other things, in risk of forfeiture of Option Grants and Awards of Restricted Shares not yet vested.